Exhibit 99.1


PRESS RELEASE                                      CONTACT:  Michael M. Ciaburri
                                                                 President & COO
                                                                  (203) 782-1100


                  SOUTHERN CONNECTICUT BANCORP, INC. ANNOUNCES
               APPOINTMENT OF DANIEL R. DENNIS, JR. AS CHAIRMAN OF
             THE BANK OF SOUTHEASTERN CONNECTICUT (IN ORGANIZATION)


New Haven, CT March 23, 2005--Southern Connecticut Bancorp, Inc. (AMEX: SSE), the holding company for The Bank of Southern Connecticut and The Bank of Southeastern Connecticut (In Organization), is pleased to announce the appointment of Daniel R. Dennis, Jr. as Chairman of The Bank of Southeastern Connecticut (In Organization), subject to regulatory approval. The new bank, headquartered at 15 Masonic Street, New London, Connecticut, is expected to open during the second half of 2005 and will cater to small to medium size businesses, professionals and individuals.

Mr. Dennis, a seasoned banker with over 36 years of experience in the banking industry, is the former Chairman, President and CEO of Norwich Financial Corp. and the Norwich Savings Society, which was acquired by People's Bank of Bridgeport, Connecticut in 1998. He retired two years ago from People's as Senior Vice President and Eastern Market Manager. Dennis, "welcomes the opportunity to return to banking and become involved, once again, with commercial lending in southeastern Connecticut."

"We are pleased to have Dan as the Chairman of our new bank in New London. He is an accomplished banker who has achieved great success in the banking industry during a long and storied career," stated Michael M. Ciaburri, President and Chief Operating Officer of Southern Connecticut Bancorp, Inc.

Dennis, who continues to be actively involved in the community, is a corporator of Backus Hospital and a Board member of the hospital's subsidiary, WWB
Corporation. He is also treasurer of the Norwich Community Development Corporation where he served as president for 17 years.

Mr. Dennis, who resides in North Stonington with his wife, Janice, will also be appointed to the Board of Directors of Southern Connecticut Bancorp, Inc., which is based at 215 Church Street, New Haven, Connecticut.


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